                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                                (AMENDMENT NO. 4)


                                 Epigen, Inc.
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                                (Name of Issuer)


                                 Common Stock
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                         (Title of Class of Securities)



                                   294259 10 G
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                                  CUSIP Number



        Donald C. Fresne, North Tower Hill Rd., Box L, Millbrook NY 12545
                                 (914) 677-5317
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                 August 31, 1998
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             (Date of Event Which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (continued on following pages)

                               Page 1 of 3 Pages)


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CUSIP NO. 294259 10 G                  13D                 Page 2 of 3 Pages
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1.  NAMES OF REPORTING PERSONS  Donald C. Fresne
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                     (b) [ ]

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3.  SEC USE ONLY

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4.  SOURCE OF FUNDS*

    00
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5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
    2(d) or 2(e)                                                         [ ]

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6.  CITIZENSHIP OR PLACE OF ORGANIZATION  United States

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                       7.  SOLE VOTING POWER
                           2,349,873
NUMBER OF SHARES    ------------------------------------------------------------
 BENEFICIALLY          8.  SHARED VOTING POWER
   OWNED BY                0
    EACH            ------------------------------------------------------------
  REPORTING            9.  SOLE DISPOSITIVE POWER
   PERSON                  2,349,873
    WITH            ------------------------------------------------------------
                      10. SHARED DISPOSITIVE POWER
                           0
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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,349,873
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12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      [ ]
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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    51.14%
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14. TYPE OF REPORTING PERSON*
    IN
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CUSIP NO. 294259 10 G                 13D                  Page 3 of 3 Pages


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             August 31, 1998
                                             -----------------------------------
                                                 (Date)


                                             /s/ Donald C. Fresne
                                             -----------------------------------
                                                  (Signature)


                                             Donald C. Fresne, Chairman of
                                             the Board, President and Chief
                                             Executive Officer
                                             -----------------------------------
                                                 (Name/Title)